Filed Pursuant to Rule 424(b)(2)

File No. 333-159736

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series I Fixed Rate Notes	$2,500,000,000	$290,250

(1)

The total filing fee of $290,250 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 3 dated March 22, 2011

(to Prospectus Supplement dated August 14, 2009

and Prospectus dated June 4, 2009)

WELLS FARGO & COMPANY

Medium-Term Notes, Series I

Fixed Rate Notes

Aggregate Principal Amount Offered:	$2,500,000,000

Trade Date:	March 22, 2011

Original Issue Date (T+5):	March 29, 2011

Stated Maturity Date:	April 1, 2021

Interest Rate:	4.60%

Interest Payment Dates:	Each April 1 and October 1, commencing October 1, 2011, and at maturity

Price to Public (Issue Price):	99.793%, plus accrued interest, if any, from March 29, 2011

Agent Discount (Gross Spread):	0.45%

All-in Price (Net of Agent Discount):	99.343%, plus accrued interest, if any, from March 29, 2011

Net Proceeds:	$2,483,575,000

Benchmark:	UST 3.625% due February 15, 2021

Benchmark Yield:	3.326%

Spread to Benchmark:	130 basis points

Re-Offer Yield:	4.626%

Listing:	None

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC

Agents (Senior Co-Managers):	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated

Agents (Junior Co-Managers):	Barclays Capital Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Lloyds Securities Inc.
nabSecurities, LLC
RBC Capital Markets, LLC
RBS Securities Inc.
TD Securities (USA) LLC
Blaylock Robert Van, LLC
CastleOak Securities, L.P.
Lebenthal & Co., LLC
Loop Capital Markets LLC
The Williams Capital Group, L.P.

Plan of Distribution:	On March 22, 2011, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.343%. The purchase price equals the issue price of 99.793% less an underwriting discount of 0.45% of the principal amount of the notes.

CUSIP:	94974BEV8

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